Exhibit 10.2

ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT, dated as of September 27, 2016 (this “Agreement”), by and between Great Elm Capital Management, Inc., a Delaware corporation (the “Administrator”), and Great Elm Capital Corp., a Maryland corporation (the “Company”).

RECITALS

The Company is a closed-end management company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company has entered into an Agreement and Plan of Merger with Full Circle Capital Corporation, a Maryland corporation (“Full Circle”), that has elected to be treated as a BDC under the Investment Company Act, providing for the merger of Full Circle with and into the Company (the “Merger”).

The Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions in this Agreement.

AGREEMENT

In consideration of the foregoing and mutual covenants in this Agreement, the parties, intending to be legally bound, agree as follows:

1.             APPOINTMENT OF ADMINISTRATOR.  The Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing administrative services and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company, for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below.

2.             ADMINISTRATION SERVICES.  The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company.  Without limiting the generality of the foregoing, the Administrator shall provide the Company with, or otherwise arrange for the provision of, office facilities, equipment, clerical, bookkeeping, finance, accounting, compliance and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board of Directors of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement, including retaining the services of financial, compliance, accounting and administrative personnel that perform services on behalf of the Company under this Agreement, including personnel to serve as Chief Financial Officer and Chief Compliance Officer of the Company.  The Administrator shall also, on behalf of the Company, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Company’s Board of Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable or as reasonably requested by the Board of Directors; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company.  The Administrator shall be responsible for the financial and other records that the

Company is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports to stockholders.  In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

3.             REIMBURSEMENT; ALLOCATION OF COSTS AND EXPENSES.

3.1          Reimbursement.  In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the actual costs and expenses (without any profit thereto), incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, including without limitation the provision of facilities in connection with such services.

3.2          Allocation of Costs and Expenses.  The Company will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Company’s investment adviser (the “Investment Manager”) pursuant to an investment advisory agreement to be entered into by and between the Company and the Investment Manager concurrent herewith (the “Investment Management Agreement”), including those relating to:

(a)           organizational expenses of the Company;

(b)           fees and expenses, including reasonable travel expenses, actually incurred by the Investment Manager or payable to third parties related to the investments of the Company, including, among others, professional fees (including the fees and expenses of counsel, consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on investments and prospective investments (including payments to third party vendors for financial information services);

(c)           out-of-pocket fees and expenses, including reasonable travel expenses, actually incurred by the Investment Manager or payable to third parties related to the provision of managerial assistance to those portfolio companies of the Company that the Company agrees to provide such services to under the Investment Company Act (exclusive of the compensation of any investment professionals of the Investment Manager);

(d)           interest or other costs associated with debt, if any, incurred to finance the Company’s business;

(e)           fees and expenses incurred by the Company in connection with the Company’s membership in investment company organizations;

(f)            brokers’ commissions;

(g)           investment advisory and management fees;

(h)           fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm);

(i)            fees and expenses relating to offerings of the Company’s common stock and other securities;

(j)            legal, auditing or accounting expenses;

(k)           federal, state and local taxes and other governmental fees;

(l)            the fees and expenses of the Administrator (or any successor administrator thereto), any sub-administrator to the Company, the Company’s transfer agent or sub-transfer agent, and any other amounts payable under this Agreement or any similar administration agreement or sub-administration agreement to which the Company may become a party;

(m)          the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of securities of the Company;

(n)           the expenses of and fees for registering or qualifying shares of the Company for sale and of maintaining the registration of the Company and registering the Company as a broker or a dealer;

(o)           the fees and expenses of the directors of the Company who are not interested persons (as defined in the Investment Company Act);

(p)           the cost of preparing and distributing reports, proxy statements and notices to shareholders, the SEC and other governmental or regulatory authorities;

(q)           costs of holding shareholder meetings;

(r)           listing fees;

(s)            the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by the certificate of incorporation or bylaws of the Company insofar as they govern agreements with any such custodian;

(t)            any amounts payable to the Administrator under this Agreement;

(u)           the Company’s allocable portion of the costs associated with maintaining any computer software, hardware or information technology services (including information systems, Bloomberg or similar terminals, cybersecurity and related consultants and email retention) that are used by the Company or by the Investment Manager, the Administrator or their respective affiliates on behalf of the Company (which allocable portion shall exclude any such costs related to investment professionals of the Investment Manager providing services to the Company hereunder);

(v)           the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(w)          direct costs and expenses incurred by the Company, the Investment Manager or the Administrator in connection with the performance of administrative services on behalf of the Company, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(x)           all other expenses incurred by the Company, the Investment Manager or the Administrator in connection with administering the Company’s business (including payments under the Administration Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs (including reasonable travel expenses); and

(y)           costs incurred by the Company in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company, including pursuant to Section 6 of the Advisory Agreement, and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses of the Company not incurred in the ordinary course of the Company’s business.

3.3          Initial Limit on Reimbursements.  Notwithstanding anything to contrary set forth herein, the Administrator hereby agrees that that the aggregate amount of expenses accrued for reimbursement pursuant to this Article 3 that pertain to direct compensation costs of financial, compliance and accounting personnel that perform services for the Company, inclusive of the fees charged by any sub-administrator to provide such financial, compliance and/or accounting personnel to the Company (“Compensation Expenses”), during the twelve months beginning on the date immediately following consummation of the Merger, when taken together with Compensation Expenses reimbursed or accrued for reimbursement by the Company pursuant to the Investment Management Agreement during such period, shall not exceed 0.50% of the Company’s average net asset value during such period.

4.             LIMITATION OF LIABILITY AND INDEMNIFICATION.

4.1          Limitation of Liability.  To the fullest extent permitted by law, the Administrator, its members and their respective officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, except as otherwise provided herein, and the Company shall, to the fullest extent permitted by law, indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company.  Notwithstanding the preceding sentence of this Section 4.1 to the contrary and in accordance with Section 17(i) of the Investment Company Act, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act).

4.2          Force Majeure.  The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

5.             CONFIDENTIALITY.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested or required to be disclosed by any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by legal counsel of either of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.  Notwithstanding the foregoing, the Company hereby consents and authorizes the Administrator and its affiliates to use and disclosure confidential information relating to the Company in connection with (a) the preparation of performance information relating to the Company and (b) in connection with any contemplated sale of the outstanding equity or assets of the Investment Manager, Administrator, or any person who may be deemed to “control” either of the Investment Manager or the Administrator, in each case within the meaning of the Investment Company Act.

6.             RECORDS.  The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

7.             SERVICES NOT EXCLUSIVE.  The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others without accounting to the Company.

8.             DURATION AND TERMINATION.

8.1          Duration.  This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Company’s directors who are not interested persons (as defined in the Investment Company Act) and (b) by a vote of a majority of the Board of Directors.

8.2          Termination for Convenience.  This Agreement may, on sixty days written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by vote of the Board of Directors of the Company or by the Administrator.  Sections 4, 5, 6, 8, 9.4 and 9.5 shall survive the termination of this Agreement

9.             GENERAL.

9.1          Amendment of this Agreement.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.2          Due Authorization; Enforceability; No Conflict.  Each party represents and warrants to each other party that: (a) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder have been duly authorized by all necessary actions on the part of such party, (b) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles affecting the rights of creditors generally and (c) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder (i) do not conflict with such party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations, rule or any order of any governmental authority applicable to such party or any material contract to which such party or such party’s property is bound.

9.3          Independent Contractors.  The Administrator is an independent contractor.  No trust, joint venture or relationship (other than contractual) is formed hereby.  Except as expressly provided or authorized herein, the Administrator shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

9.4          Choice of Law.  Other than the provisions of the Maryland General Corporation Law that are applicable to corporate formalities, this Agreement and the transactions contemplated hereby will be governed by (i) the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware, and (ii) the applicable provisions of the Investment Company Act.  In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

9.5          Enforcement.

(a)           Any dispute arising under, related to or otherwise involving this Agreement will be litigated in the Court of Chancery of the State of Delaware.  The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury.  The parties do not consent to mediate any disputes before the Court of Chancery.

(b)           Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)           Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE NEGOTIATION OR ENFORCEMENT HEREOF.

(d)           Process may be served in the manner specified in Section 9.6, such service will deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)           The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms.  Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(f)            The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement.  If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

(g)           Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

9.6          Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a) If to the Administrator:	Great Elm Capital Management, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel;

(b) If to the Company:	Great Elm Capital Corp.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

9.7          No Third Party Beneficiaries.  Except with respect to the Indemnified Parties, this Agreement is solely for the benefit of the parties, and no other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

9.8          Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 9.8 will be null and void.

9.9          No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10        Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.11        Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

9.12        Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

9.13        Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.

The parties have duly executed and delivered this Agreement as of the date first written above.

GREAT ELM CAPITAL CORP.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	Chief Executive Officer

GREAT ELM CAPITAL MANAGEMENT, INC.

By:	/s/ Richard S. Chernicoff
Name:	Richard S. Chernicoff
Title:	President